EXHIBIT 99.1

                        THE DOE RUN RESOURCES CORPORATION

                                    SUITE 300
                               1801 PARK 270 DRIVE
                               ST. LOUIS, MO 63146


Contact:

Steven C. Balet
MacKenzie Partners, Inc.
(212) 929-5500


FOR IMMEDIATE RELEASE

 Doe Run Resources Announces Extension and Modification of Exchange Offer, Cash
                          Offer and Exchange/Loan Offer

      St. Louis, MO: SEPTEMBER 5, 2002 The Doe Run Resources Corporation ("Doe Run") announced today that (i) it had reached an agreement in principle with Regiment Capital Advisors, L.L.C., a holder of a substantial amount of its outstanding Old Notes, concerning the modification of the terms of its existing Exchange Offer, Cash Offer and Exchange/Loan Offer (the "Offers") as set forth in its Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation dated June 6, 2002 (as amended and supplemented to date, the "Offering Memorandum") and (ii) it had extended its outstanding offer for its Old Notes until 5:00 P.M. NEW YORK CITY TIME ON FRIDAY, SEPTEMBER 20, 2002.

      Doe Run announced that the principal terms of its revised Exchange Offer and Consent Solicitation are as follows:

      o The Cash Offer and Senior Loan Participation will each be eliminated;

      o The Exchange Offer will be amended so as to provide that each Holder shall receive, for each $1,000 aggregate principal amount of Old Notes successfully exchanged, (x) in the case of Senior Notes due 2005, Series B ("Senior Notes") and Floating Interest Rate Senior Notes due 2003, Series B ("Floaters"), $560 aggregate principal amount of Exchange Notes or (y) in the case of Senior Secured Notes due 2005, Series B ("Senior Secured Notes" and collectively with the Senior Notes and Floaters, "Old Notes"), $660 aggregate principal amount of Exchange Notes;

      o Each Holder shall now receive, in addition to Exchange Notes, a pro rata share of Warrants exercisable for an aggregate of 40% of the outstanding common stock of Doe Run (assuming the participation by Holders of 100% of the aggregate amount of Old Notes outstanding), which Warrants shall be allocated to exchanging Holders according to the percentage that the Old Notes successfully tendered by such Holder bears to the aggregate amount of all Old Notes outstanding;

      o The Senior Loan will be in an aggregate amount of $15.5 million, will mature thirty months from the closing of the transaction, will bear interest at the rate of 11 1/4% per annum, will not require any amortization payment until maturity and all Warrants previously associated with the Senior Loan have been eliminated; and

      o The minimum tender that will be required to effectuate the revised Exchange Offer will be 95% of each of the Senior Notes, Senior Secured Notes and Floaters outstanding.

      The Exchange Notes will mature on November 1, 2008 and will bear interest payable semiannually as follows: Through calendar year 2005, interest may be paid, at the sole option of Doe Run, at the per annum rate of either (x) 3% in cash and 11% paid in kind or (y) 8% paid solely in cash. For all interest payment dates after calendar year 2005 and until the maturity of the Exchange Notes, interest will be payable semiannually at the rate of 11 1/4% per annum and will be payable only in cash.

      The collateral securing the Senior Loan and the Exchange Notes will be substantially similar to that set forth in the Offering Memorandum.

      Furthermore, Doe Run announced that The Renco Group, Inc., Doe Run's parent, is maintaining its commitment to invest $20 million in cash at the closing of the transaction and to provide an additional $15 million in credit support on terms similar to that set forth in the Offering Memorandum. Moreover, the revised Exchange Offer and Consent Solicitation will maintain a corporate governance structure for the benefit of the Warrant holders substantially similar to that set forth in the Offering Memorandum including the presence of an Independent Director, to be chosen by the Warrant holders, on Doe Run's Board of Directors.

      Doe Run anticipates that the investment by Renco, the New Senior Loan and the other changes set forth herein should result in greatly increased liquidity as compared to the transactions originally set forth in the Offering Memorandum.

      Holders should refer to the Amended and Restated Offering Memorandum for a more complete description of the revised Exchange Offer and Consent Solicitation. Doe Run expects to distribute an Amended and Restated Offering Memorandum to Holders within the next two weeks, at which time it will set a new expiration time for the Exchange Offer and Consent Solicitation.

      There can be no assurance that Doe Run will be able to consummate the revised Exchange Offer and Consent Solicitation or any of the transactions described in the Offering Memorandum.

      To the best of Doe Run's knowledge, holders of approximately 95% of the aggregate amount of Old Notes outstanding have tendered their Old Notes for participation in the existing Offers to date. Holders who desire to tender their Old Notes into the revised Exchange Offer and Consent Solicitation must fill out new Letters of Transmittal. Holders with questions concerning how to participate in the Exchange Offer and Consent Solicitation or wishing to obtain copies of the Offering Memorandum, additional Letters of Transmittal or any other documents relating to the transaction should direct all inquiries to the information agent, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885 (toll-free). Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer and Consent Solicitation.

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      This press release is not an offer to purchase any of the Old Notes. The offer to purchase Old Notes and the Offers will only be made in accordance with the Offering Memorandum.

      Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Doe Run cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: the involvement of Doe Run's secured and unsecured creditors in any restructuring negotiations; competitive pressure in Doe Run's market; business conditions in the mining and lead industry generally; general economic conditions and the risk factors detailed from time to time in Doe Run's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Doe Run does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.

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